Exhibit 5.1
January 11, 2008
Petróleo Brasileiro S.A. — Petrobras
Avenida República do Chile, 65
20031-912 Rio de Janeiro—RJ
Brazil
Petrobras International Finance Company
Anderson Square Building, P.O. Box 714
George Town, Grand Cayman
Cayman Islands, B.W.I.
Ladies and Gentlemen:
          I am the General Counsel of Petróleo Brasileiro S.A. — Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”). This opinion is being furnished to you in connection with the Amended and Restated Standby Purchase Agreement (the “Amended and Restated Standby Purchase Agreement”) to be dated as of January 11, 2008, by and among Petrobras, as Standby Purchaser, and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”) under the Indenture (the “Original Indenture”) dated December 15, 2006, by and between Petrobras’ wholly-owned subsidiary, Petrobras International Finance Company (“PifCo”), and The Bank of New York. The Amended and Restated Standby Purchase Agreement relates to the U.S.$750,000,000 5.875% Global Notes due 2018 (the “Notes”) to be issued by PifCo, under the Amended and Restated First Supplemental Indenture, to be dated as of January 11, 2008, by and among PifCo, the Trustee and Petrobras (the “Amended and Restated First Supplemental Indenture,” and the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture” and together with the Amended and Restated Standby Purchase Agreement, the “Transaction Documents”).
          For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:
(i)	the Original Indenture;

(ii)	a form of the Amended and Restated First Supplemental Indenture;

(iii)	a form of the Amended and Restated Standby Purchase Agreement;

(iv)	the Estatuto Social of Petrobras;

(v)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;
(vi)	a Secretary’s Certificate of Petrobras;

(vii)	an Officer’s Certificate of Petrobras; and

(viii)	such other documents, records and matters of law as I have deemed necessary;
          In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.
          Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:
(i)	Petrobras has been duly incorporated and is validly existing as a mixed-capital company and is in good standing under the laws of Brazil.

(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Standby Purchase Agreement.

(iii)	The execution, delivery and performance of the Amended and Restated Standby Purchase Agreement have been duly authorized by the board of executive officers of Petrobras.
          I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.
          This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
          I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on certain matters of Brazilian law relating to the Notes, the Indenture and the Amended and Restated Standby Purchase Agreement, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/Nilton de Almeida Maia Nilton de Almeida Maia General Counsel of Petróleo Brasileiro S.A.-PETROBRAS

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